Exhibit 5.12

ArcelorMittal S.A. 24-26, boulevard d’Avranches L-1160 Luxembourg

Luxembourg, April 8, 2016

O/Ref.: PH/TKA

Re: Post-Effective Amendment

Ladies and Gentlemen,

1.  We have acted as your Luxembourg counsel in connection with the filing by ArcelorMittal, a société anonyme organised under the laws of Luxembourg with registered office at 24-26, boulevard d’Avranches, L-1160 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 82.454 (the “Company”), in relation to the offering and issue of 1,803,359,338 rights (the “Rights”) exercisable into 1,262,351,531 new ordinary shares of the Company (the “New Shares”). The Rights and the New Shares have been issued pursuant to the registration statement on Form F-3 (File No. 333-202409) (the “Registration Statement”) filed on March 2, 2015, as amended by by a post-effective amendment filed on February 5, 2016 (the “Post-Effective Amendment”) and supplemented by a prospectus supplement filed on March 11, 2016 (the “Prospectus Supplement”), in each case with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.  This opinion is rendered to you in order to be filed as an exhibit to the Registration Statement.

3.   For the purpose of this opinion, we have reviewed the following documents:

3.1	an e-mailed copy of the Registration Statement;

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

3.2	an e-mailed copy of the Post-Effective Amendment;

3.3	an e-mailed copy of the Prospectus Supplement;

3.4	a certified copy of the minutes of the extraordinary general meeting of shareholders held on March 10, 2016 which has inter alia renewed the authorisation of the board of directors of the Company (the “Board of Directors”) to issue New Shares under the authorised capital and to limit or cancel the preferential subscription rights of the existing shareholders (the “EGM”);

3.5	an e-mailed scanned certificate issued by the Company Secretary of the Company together with another authorised representative of the Company dated March 10, 2016 certifying that on February 3, 2016, the Board of Directors has, subject to the EGM inter alia authorized the offering and issue of Rights and New Shares and the cancellation of the shareholders’ preferential subscription rights with respect to the New Shares (the “Officer’s Certificate”);

3.6	an e-mailed scanned copy of the decisions of the delegates of the Board of Directors signed by Genuino Christino and Henk Scheffer dated March 10, 2016 (the “Delegates Decision”) inter alia approving the terms of the Rights and resolving to issue the Rights and to issue the New Shares (i) upon exercise of the Rights, (ii) pursuant to the exercise of the over-subscription privilege granted to the holders having exercised the Rights for at least 7 New Shares and (iii) to the underwriters corresponding to the New Shares that have not been subscribed to under (i) and (ii);

3.7	a copy of the Company’s consolidated articles of association (statuts coordonnés) as at March 10, 2016 as deposited in the Company’s file with the RCS on March 21, 2016 (the “Articles”);

3.8	an electronic non-certified certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS on April 8, 2016 (the “RCS Certificate”) certifying that as of April 7, 2016 no Luxembourg court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures according to Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings is filed with the RCS in respect of the Company;

3.9	an electronic non-certified extract issued by the RCS in relation to the Company dated April 8, 2016 (the “Extract”);

3.10	a copy of the confirmation of BNP Paribas Securities Services, Luxembourg Branch dated 8 April 2016 of the issue of the New Shares and of the inscription in the Register of Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. in respect of the New Shares credited into the clearing systems (the “New Shares Confirmation”);

3.11	a copy of the confirmation of BNP Paribas Securities Services, Luxembourg Branch dated 8 April 2016 of the receipt of the funds corresponding to the subscription price of the New Shares (this certificate, together with the New Shares Confirmation, the “BNPP Certificates”); and

3.12	a copy of the list of authorised signatories of the Company dated March 15, 2016 and filed with the RCS on March 16, 2016.

The documents listed under paragraphs 3.1 through 3.12 are hereinafter referred to as the “Documents”.

4.  We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on April 8, 2016 at 8:10 a.m. (CET) as to whether bankruptcy proceedings against the Company have been filed with the court in Luxembourg and we have made an electronic company search on the Company on the website of the RCS on April 8, 2016 at 8:11 a.m. (CET) (the “Company Search”). Our enquiries showed that no bankruptcy procedure had been filed to that time and we have received the RCS Certificate. It should be noted that such searches are subject to the disclaimers on the relevant websites and are not capable of revealing whether a writ has been served on the Company but has not yet been enrolled with the court and thus we cannot opine thereon or as to whether a writ commencing any such proceeding has been served on the Company but has not yet been enrolled with the court. The search at the RCS showed further that as at its date no compulsory liquidation procedure is pending in relation to the Company. It should be noted that notice of a winding-up order or a resolution to that effect passed may not be filed with the RCS immediately or may, even though filed, not be published on the website of the RCS immediately. Thus, we cannot opine as to whether any liquidation procedure has been initiated but not yet filed and published with the RCS. We have not made any enquiries other than those described in this section 4.

5.  For this opinion, we have relied on the accuracy and completeness of the Articles. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have assumed that the New Shares to be issued and delivered will be issued against a payment in cash. We have also assumed that the statements made in the Officers’ Certificate are a true record of the proceedings and facts described therein, and that the resolutions described in the Officers’ Certificate were validly passed in a duly convened and constituted meeting of the Board of Directors and that such resolutions and the decisions described in the Delegates’ Decision are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion. We have assumed that the statements set out in the BNPP Certificates are true and correct. We have furthermore assumed that the Articles, the RCS Certificate and the Extract have not been amended and are up-to-date, accurate and complete except, as regards the Articles and the Extract, that the amount of the issued share capital and the number of shares in issue stated therein does not yet reflect the issue of the New Shares.

6.  This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

7.  On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) duly incorporated and existing in Luxembourg.

7.2	The Company has all the necessary corporate power and authority to issue and deliver the Rights and the New Shares. The Company has taken all necessary corporate actions, and no other action shall be required to be taken by it, in relation to the issuance and delivery of the Rights and the issuance and delivery of the New Shares.

7.4	The Rights constituted valid and legally binding obligations of the Company.

7.5	The New Shares have been validly issued fully paid and are non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such New Shares).

8.  This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles, the Extract and the searches described above in section 4. However such searches are not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.

9.  This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10.  It is understood that this opinion is to be used only in connection with the offer and sale of Rights and New Shares issued and delivered pursuant to such Rights, in each case pursuant to the Registration Statement, while the Registration Statement is in effect.

11.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the prospectus included in the Post-Effective Amendment under the heading “Validity of the Securities”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit 5.12, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours faithfully,

/s/ Philippe Hoss

Philippe Hoss

Elvinger Hoss Prussen